Exhibit 99.1

IEC MOURNS THE PASSING OF BOARD MEMBER MICHAEL W. OSBORNE

Newark, New York, June 30, 2021 - IEC Electronics Corp. (Nasdaq: IEC) deeply regrets to announce that Michael W. Osborne, a respected member of the Company’s Board of Directors, has died. No decision has been made at this time regarding the composition of the Board of Directors moving forward.

Jeffrey T. Schlarbaum, President and CEO of IEC Electronics Corp. commented, “The entire IEC family mourns this loss. On behalf of the Board of Directors, management team and employees, we extend our deepest condolences to Mike’s family. Mike provided exceptional guidance to IEC during his time on our Board, providing his industry and financial expertise to improve our Company. Even more importantly, in addition to his thoughtful insight and sharply strategic reasoning, he also contributed humor and a common sense approach to many Board discussions, and he will be greatly missed.”

About IEC Electronics

IEC Electronics is a provider of electronic manufacturing services (“EMS”) to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, and aerospace and defense sectors. The Company specializes in delivering technical solutions for the custom manufacture of complex full system assemblies by providing on-site analytical testing laboratories, custom design and test engineering services combined with a broad array of manufacturing services encompassing electronics, interconnect solutions, and precision metalworking. As a full service EMS provider, IEC holds all appropriate certifications for the market sectors it supports including ISO 9001:2015, AS9100D, ISO 13485, and is Nadcap accredited. IEC Electronics is headquartered in Newark, NY and also has operations in Rochester, NY and Albuquerque, NM. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Company Contact:
Thomas L. Barbato
Senior Vice President and Chief Financial Officer
IEC Electronics Corp.
(315) 332-4493
tbarbato@iec-electronics.com

Agency Contact:
John Nesbett/Jennifer Belodeau
IMS Investor Relations
(203) 972 - 9200
jnesbett@institutionalms.com